SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)


                               (Amendment No. 2 )*


                             ARISTA INVESTORS CORP.
                                (Name of Issuer)


                              CLASS A COMMON STOCK
                         (Title of Class of Securities)


                                    040408106
                                 (CUSIP Number)


                                DECEMBER 31, 1999
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [ ] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 28 Pages

                                  SCHEDULE 13G
---------------------------------------  ---------------------------------------
CUSIP No. 040408106                      Page     2
---------------------------------------  ---------------------------------------
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        Helmut N. Friedlaender

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) /x/
                                                                 (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
            NUMBER OF       5        SOLE VOTING POWER
             SHARES                  61,500
          BENEFICIALLY
            OWNED BY
              EACH
           REPORTING        ---------------------------------------------------
          PERSON WITH       6       SHARED VOTING POWER
                                    41,000
                           ---------------------------------------------------
                            7       SOLE DISPOSITIVE POWER
                                    61,500
                           ---------------------------------------------------
                            8       SHARED DISPOSITIVE POWER
                                    41,000
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        102,500
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.99%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
---------------------------------------  ---------------------------------------
CUSIP No. 040408106                      Page     3
---------------------------------------  ---------------------------------------
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        Eugen Friedlaender Foundation, Inc.

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        13-6077311
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) /x/
                                                                 (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
            NUMBER OF       5        SOLE VOTING POWER
             SHARES                  19,000
          BENEFICIALLY
            OWNED BY
              EACH
           REPORTING        ---------------------------------------------------
          PERSON WITH       6       SHARED VOTING POWER
                                    0
                           ---------------------------------------------------
                            7       SOLE DISPOSITIVE POWER
                                    19,000
                           ---------------------------------------------------
                            8       SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        19,000
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.74%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
---------------------------------------  ---------------------------------------
CUSIP No. 040408106                      Page     4
---------------------------------------  ---------------------------------------
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        Gumpel-Lury Foundation

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        13-29125655
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) /x/
                                                                 (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
            NUMBER OF       5        SOLE VOTING POWER
             SHARES                  2,000
          BENEFICIALLY
            OWNED BY
              EACH
           REPORTING       ---------------------------------------------------
          PERSON WITH       6       SHARED VOTING POWER
                                    0
                           ---------------------------------------------------
                            7       SOLE DISPOSITIVE POWER
                                    2,000
                           ---------------------------------------------------
                            8       SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,000
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.08%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
---------------------------------------  ---------------------------------------
CUSIP No. 040408106                      Page     5
---------------------------------------  ---------------------------------------
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        RONALD J. STEIN, HELMUT N. FRIEDLAENDER & EDITH F. BONDI TRUSTEES OF TRUSTS CREATED U/W/O HEDWIG FRIEDLAENDER-F/B/O HELMUT N. FRIEDLAENDER

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        13-6216212
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) /x/
                                                                 (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
            NUMBER OF       5        SOLE VOTING POWER
             SHARES                  10,000
          BENEFICIALLY
            OWNED BY
              EACH
           REPORTING        ---------------------------------------------------
          PERSON WITH       6       SHARED VOTING POWER
                                    0
                           ---------------------------------------------------
                            7       SOLE DISPOSITIVE POWER
                                    10,000
                           ---------------------------------------------------
                            8       SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        10,000
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.39%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
---------------------------------------  ---------------------------------------
CUSIP No. 040408106                      Page     6
---------------------------------------  ---------------------------------------
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        RONALD J. STEIN, HELMUT N. FRIEDLAENDER & EDITH F. BONDI TRUSTEES OF TRUSTS CREATED U/W/O HEDWIG FRIEDLAENDER-F/B/O EDITH F. BONDI

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        13-6216164
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) /x/
                                                                 (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
            NUMBER OF       5        SOLE VOTING POWER
             SHARES                  10,000
          BENEFICIALLY
            OWNED BY
              EACH
           REPORTING        ---------------------------------------------------
          PERSON WITH       6       SHARED VOTING POWER
                                    0
                           ---------------------------------------------------
                            7       SOLE DISPOSITIVE POWER
                                    10,000
                           ---------------------------------------------------
                            8       SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        10,000
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.39%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
---------------------------------------  ---------------------------------------
CUSIP No. 040408106                      Page     7
---------------------------------------  ---------------------------------------
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        Helmut N. Friedlaender IRA Rollover Account

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) /x/
                                                                 (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
            NUMBER OF       5        SOLE VOTING POWER
             SHARES                  49,000
          BENEFICIALLY
            OWNED BY
              EACH
           REPORTING        ---------------------------------------------------
          PERSON WITH       6       SHARED VOTING POWER
                                    0
                           ---------------------------------------------------
                            7       SOLE DISPOSITIVE POWER
                                    49,000
                           ---------------------------------------------------
                            8       SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        49,000
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.91%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
---------------------------------------  ---------------------------------------
CUSIP No. 040408106                      Page     8
---------------------------------------  ---------------------------------------
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        Ronald J. Stein as Trustee U/A/D 12/11/47 for Jane Lury Friedlaender

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        13-6077309
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) /x/
                                                                 (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
            NUMBER OF       5        SOLE VOTING POWER
             SHARES                  3,000
          BENEFICIALLY
            OWNED BY
              EACH
           REPORTING        ---------------------------------------------------
          PERSON WITH       6       SHARED VOTING POWER
                                    0
                           ---------------------------------------------------
                            7       SOLE DISPOSITIVE POWER
                                    3,000
                           ---------------------------------------------------
                            8       SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,000
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.12%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
---------------------------------------  ---------------------------------------
CUSIP No. 040408106                      Page     9
---------------------------------------  ---------------------------------------
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        Ronald J. Stein as Trustee U/A/D 12/11/47 for Judith Gumpel Friedlaender

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        13-6077310
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) /x/
                                                                 (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
            NUMBER OF       5        SOLE VOTING POWER
             SHARES                  5,000
          BENEFICIALLY
            OWNED BY
              EACH
           REPORTING        ---------------------------------------------------
          PERSON WITH       6       SHARED VOTING POWER
                                    0
                           ---------------------------------------------------
                            7       SOLE DISPOSITIVE POWER
                                    5,000
                           ---------------------------------------------------
                            8       SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,000
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.19%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
---------------------------------------  ---------------------------------------
CUSIP No. 040408106                      Page    10
---------------------------------------  ---------------------------------------
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        Judith G. Friedlaender

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) /x/
                                                                 (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
            NUMBER OF       5        SOLE VOTING POWER
             SHARES                  13,500
          BENEFICIALLY
            OWNED BY
              EACH
           REPORTING        ---------------------------------------------------
          PERSON WITH       6       SHARED VOTING POWER
                                    0
                           ---------------------------------------------------
                            7       SOLE DISPOSITIVE POWER
                                    13,500
                           ---------------------------------------------------
                            8       SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,500
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.53%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
---------------------------------------  ---------------------------------------
CUSIP No. 040408106                      Page    11
---------------------------------------  ---------------------------------------
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        Judith G. Friedlaender Custodian for Catherine Ann Friedlaender

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) /x/
                                                                 (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
            NUMBER OF       5        SOLE VOTING POWER
             SHARES                  4,000
          BENEFICIALLY
            OWNED BY
              EACH
           REPORTING        ---------------------------------------------------
          PERSON WITH       6       SHARED VOTING POWER
                                    0
                           ---------------------------------------------------
                            7       SOLE DISPOSITIVE POWER
                                    4,000
                           ---------------------------------------------------
                            8       SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,000
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.16%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
---------------------------------------  ---------------------------------------
CUSIP No. 040408106                      Page    12
---------------------------------------  ---------------------------------------
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        Ronald J. Stein and Ardith Y. Bondi Trustees U/A/D 4/21/50 F/B/O Ardith
        Y. Bondi

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        13-6087988
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) /x/
                                                                 (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
            NUMBER OF       5        SOLE VOTING POWER
             SHARES                  14,100
          BENEFICIALLY
            OWNED BY
              EACH
           REPORTING        ---------------------------------------------------
          PERSON WITH       6       SHARED VOTING POWER
                                    0
                           ---------------------------------------------------
                            7       SOLE DISPOSITIVE POWER
                                    14,100
                           ---------------------------------------------------
                            8       SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        14,100
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.55%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
---------------------------------------  ---------------------------------------
CUSIP No. 040408106                      Page    13
---------------------------------------  ---------------------------------------
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        Ronald J. Stein and Thomas M. Franck, Trustees U/A/D/ 11/19/70 F/B/O Ardith Y. Bondi

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        13-6326629
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) /x/
                                                                 (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
            NUMBER OF       5        SOLE VOTING POWER
             SHARES                  7,000
          BENEFICIALLY
            OWNED BY
              EACH
           REPORTING        ---------------------------------------------------
          PERSON WITH       6       SHARED VOTING POWER
                                    0
                           ---------------------------------------------------
                            7       SOLE DISPOSITIVE POWER
                                    7,000
                           ---------------------------------------------------
                            8       SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        7,000
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.27%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
---------------------------------------  ---------------------------------------
CUSIP No. 040408106                      Page    14
---------------------------------------  ---------------------------------------
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        Ardith Y. Bondi

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) /x/
                                                                 (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
            NUMBER OF       5        SOLE VOTING POWER
             SHARES                  17,000
          BENEFICIALLY
            OWNED BY
              EACH
           REPORTING       ---------------------------------------------------
          PERSON WITH       6       SHARED VOTING POWER
                                    0
                           ---------------------------------------------------
                            7       SOLE DISPOSITIVE POWER
                                    17,000
                           ---------------------------------------------------
                            8       SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        17,000
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.66%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
---------------------------------------  ---------------------------------------
CUSIP No. 040408106                      Page    15
---------------------------------------  ---------------------------------------
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        Rebecca Osborn

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) /x/
                                                                 (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
            NUMBER OF       5        SOLE VOTING POWER
             SHARES                  11,000
          BENEFICIALLY
            OWNED BY
              EACH
           REPORTING       ---------------------------------------------------
          PERSON WITH       6       SHARED VOTING POWER
                                    0
                           ---------------------------------------------------
                            7       SOLE DISPOSITIVE POWER
                                    11,000
                           ---------------------------------------------------
                            8       SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        11,000
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.43%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
---------------------------------------  ---------------------------------------
CUSIP No. 040408106                      Page    16
---------------------------------------  ---------------------------------------
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        Wolfgang J. Neumann IRA Account

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) /x/
                                                                 (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
            NUMBER OF       5        SOLE VOTING POWER
             SHARES                  2,000
          BENEFICIALLY
            OWNED BY
              EACH
           REPORTING        ---------------------------------------------------
          PERSON WITH       6       SHARED VOTING POWER
                                    0
                           ---------------------------------------------------
                            7       SOLE DISPOSITIVE POWER
                                    2,000
                           ---------------------------------------------------
                            8       SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,000
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.08%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

     Arista Investors Corp.

Item 1(b). Address of Issuer's Principal Executive Offices:

     116 John Street
     New York, New York 10038

Item 2(a). Name of Person Filing:

This statement is being filed by (a) Helmut N. Friedlaender, (b) the Eugen Friedlaender Foundation, Inc., (c) the Gumpel-Lury Foundation, (d) Ronald J. Stein, Helmut N. Friedlaender and Edith F. Bondi, trustees of trusts created U/W/O Hedwig Friedlaender F/B/O Helmut N. Friedlaender, (e) Ronald J. Stein, Helmut N. Friedlaender and Edith F. Bondi, trustees of trusts created U/W/O Hedwig Friedlaender F/B/O Edith F. Bondi,(f) Helmut N. Friedlaender IRA Rollover Account, (g) Ronald J. Stein as trustee U/A/D 12/11/47 for Jane Lury Friedlaender, (h) Ronald J. Stein as trustee U/A/D 12/11/47 for Judith Gumpel Friedlaender, (i) Judith G. Friedlaender, individually and as custodian for Catherine Ann Friedlaender, (j) Ronald J. Stein and Ardith Y. Bondi, trustees U/A/D 4/21/50 F/B/O Ardith Y. Bondi, (k) Ronald J. Stein and Thomas M. Franck, trustees U/A/D 11/19/70 F/B/O Ardith Y. Bondi, (l) Ardith Y. Bondi, (m) Rebecca Osborn and (n) Wolfgang J. Neumann IRA account (collectively, the "reporting persons").

Item 2(b). Address of Principal Business Office or, if None, Residence:

Except for Ronald J. Stein, the business address of each of the reporting persons is: c/o Helmut N. Friedlaender, Suite 3820, 60 East 42nd Street, New York, NY 10165. The business address of Ronald J. Stein is 180 Maiden Lane, New York, NY 10038.

Item 2(c). Citizenship:

Each of the reporting persons who is an individual is a United States citizen.

Item 2(d). Title of Class of Securities:

Class A Common Stock, $0.01 par value.

Item 2(e). CUSIP Number:

040408106

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or
(c), check whether the person filing is a:

     (a)  [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

     (e)  [ ] An investment adviser in accordance with Rule 13d- 1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J). If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ].


Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 179,100 shares.

     (b)  Percent of class: 6.97%.

     (c)  Number of shares as to which the person has:

          Helmut N. Friedlaender, directly and through an individual retirement account, has sole voting and dispositive power as to 61,500 shares. As co-trustee of trusts for the benefit of himself (10,000 shares) and Edith F. Bondi (10,000 shares) and as a Director and Officer of the Eugen Friedlaender Foundation, Inc. (19,000 shares) and an Officer of the Gumpel-Lury Foundation (2,000 shares), Mr. Friedlaender may be deemed to share voting and dispositive power with respect to an aggregate of 41,000 shares.

          Ronald J. Stein, as trustee of trusts f/b/o Judith Gumpel Friedlaender (5,000 shares) and Jane Lury Friedlaender (3,000 shares), as co-trustee of trusts f/b/o Helmut N. Friedlaender (10,000 shares), Edith F. Bondi (10,000 shares) and Ardith Y. Bondi (21,100 shares) and as a Director of the Eugen Friedlaender Foundation, Inc. (19,000 shares) and the Gumpel-Lury Foundation (2,000 shares), may be deemed to have sole voting and dispositive power with respect to 8,000 shares and shared voting and dispositive power as to 62,100 shares.

          The other Reporting Persons beneficially own shares of the issuer as follows:

          Judith Friedlaender                          13,500 shares

          Judith Friedlaender as Custodian
               for Catherine Ann Friedlaender          4,000 shares

          Ardith Y. Bondi                              17,000 shares

          Rebecca Osborn                               11,000 shares

          Wolfgang J. Neumann IRA Account              2,000 shares

Item 5. Ownership of Five Percent or Less of a Class:

     Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

     Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

     Not Applicable.

Item 8. Identification and Classification of Members of the Group.

     See Item 2(a).

Item 9. Notice of Dissolution of Group:

     Not Applicable.

Item 10. Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I Certify that the information set forth in this statement is true, complete and correct.


                                        HELMUT N. FRIEDLAENDER

                                        By:/s/ HELMUT N. FRIEDLAENDER
                                           -----------------------------
                                           Name: Helmut N. Friedlaender
                                           Title:


                                        EUGEN FRIEDLAENDER FOUNDATION, INC.

                                        By:/s/ HELMUT N. FRIEDLAENDER
                                           -----------------------------
                                           Name: Helmut N. Friedlaender
                                           Title: Officer and Director


                                        GUMPEL-LURY FOUNDATION

                                        By:/s/ HELMUT N. FRIEDLAENDER
                                           -----------------------------
                                           Name: Helmut N. Friedlaender
                                           Title: Officer


                                        RONALD J. STEIN, HELMUT N. FRIEDLAENDER
                                        & EDITH F. BONDI TRUSTEES OF TRUSTS
                                        CREATED U/W/O HEDWIG FRIEDLAENDER -
                                        F/B/O HELMUT N. FRIEDLAENDER F/B/O EDITH
                                        F. BONDI

                                        By:/s/ HELMUT N. FRIEDLAENDER
                                           -----------------------------
                                           Name: Helmut N. Friedlaender
                                           Title: Trustee


                                        HELMUT N. FRIEDLAENDER IRA ROLLOVER
                                        ACCOUNT

                                        By:/s/ HELMUT N. FRIEDLAENDER
                                           -----------------------------
                                           Name: Helmut N. Friedlaender
                                           Title:


                                        RONALD J. STEIN AS TRUSTEE U/A/D
                                        12/11/47 FOR JANE LURY FRIEDLAENDER;
                                        RONALD J. STEIN AS TRUSTEE U/A/D
                                        12/11/47 FOR JUDITH GUMPEL FRIEDLAENDER;
                                        JUDITH G. FRIEDLAENDER; JUDITH G.
                                        FRIEDLAENDER CUSTODIAN FOR CATHERINE ANN
                                        FRIEDLAENDER; RONALD J. STEIN AND ARDITH
                                        Y. BONDI TRUSTEES U/A/D 4/21/50 F/B/O
                                        ARDITH Y. BONDI; RONALD J. STEIN AND
                                        THOMAS M. FRANCK, TRUSTEES U/A/D
                                        11/19/70 F/B/O ARDITH Y. BONDI; ARDITH
                                        Y. BONDI; REBECCA OSBORN; and WOLFGANG
                                        J. NEUMANN IRA ACCOUNT

                                        By:/s/ HELMUT N. FRIEDLAENDER
                                           -----------------------------
                                           Name: Helmut N. Friedlaender
                                           Title: As Attorney-in-Fact

                            JOINT REPORTING AGREEMENT
                                       AND
                                POWER OF ATTORNEY


     WHEREAS, the statement or amended statement of Schedule 13G (the "Joint Statement") to which this joint reporting agreement and power of attorney (the "Agreement") is an exhibit is being filed on behalf of two or more persons (collectively, the "Reporting Persons"); and

     WHEREAS, the Reporting Persons prefer to file the Joint Statement on behalf of all of the Reporting Persons rather than individual statements on Schedule 13G on behalf of each of the Reporting Persons;

     NOW THEREFORE, the undersigned hereby agree as follows with each of the other Reporting Persons:

     1. Each of the Reporting Persons is responsible for the timely filing of the Joint Statement and any amendments thereto.

     2. Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning such Reporting Person contained in the Joint Statement.

     3. None of the Reporting Persons is responsible for the completeness or accuracy of the information concerning the other Reporting Persons contained in the Joint Statement, unless such Reporting Person knows or has reason to believe that such information is inaccurate.

     4. The undersigned agrees that the Joint Statement is, and any amendment thereto will be, filed on behalf of each of the Reporting Persons.

     5. The undersigned hereby appoints Helmut N. Friedlaender and Ronald J. Stein, and each of them, as attorney-in-fact for the undersigned with authority to execute and deliver on behalf of the undersigned any and all documents (including any amendments thereto) required to be filed by the undersigned or otherwise executed and delivered by the undersigned pursuant to the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, all other federal, state and local securities and corporation laws, and all regulations promulgated thereunder.

     6. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Dated as of:  February 2, 2000


                                        HELMUT N. FRIEDLAENDER

                                        By: /s/ Helmut N. Friedlaender
                                           -------------------------------
                                           Name: Helmut N. Friedlaender
                                           Title:


                                        EUGEN FRIEDLAENDER FOUNDATION, INC.

                                        By: /s/ Helmut N. Friedlaender
                                           --------------------------------
                                           Name: Helmut N. Friedlaender
                                           Title: Officer and Director


                                        GUMPEL-LURY FOUNDATION

                                        By: /s/ Helmut N. Friedlaender
                                           ---------------------------------
                                           Name: Helmut N. Friedlaender
                                           Title: Officer


                                        RONALD J. STEIN, HELMUT N. FRIEDLAENDER
                                        & EDITH F. BONDI TRUSTEES OF TRUSTS
                                        CREATED U/W/O HEDWIG FRIEDLAENDER -
                                        F/B/O HELMUT N. FRIEDLAENDER F/B/O EDITH
                                        F. BONDI

                                        By: /s/ Helmut N. Friedlaender
                                           --------------------------------
                                           Name: Helmut N. Friedlaender
                                           Title: Trustee


                                        HELMUT N. FRIEDLAENDER IRA ROLLOVER
                                        ACCOUNT

                                        By: /s/ Helmut N. Friedlaender
                                           ---------------------------------
                                           Name: Helmut N. Friedlaender
                                           Title:


                                        RONALD J. STEIN AS TRUSTEE U/A/D
                                        12/11/47 FOR JANE LURY FRIEDLAENDER

                                        By: /s/ Ronald J. Stein
                                           -------------------------------
                                           Name: Ronald J. Stein
                                           Title: Trustee


                                        RONALD J. STEIN AS TRUSTEE U/A/D
                                        12/11/47 FOR JUDITH GUMPEL FRIEDLAENDER

                                        By: /s/ Ronald J. Stein
                                           -----------------------------
                                           Name: Ronald J. Stein
                                           Title: Trustee


                                        RONALD J. STEIN AND ARDITH Y. BONDI
                                        TRUSTEES U/A/D 4/21/50 F/B/O ARDITH Y.
                                        BONDI

                                        By: /s/ Ronald J. Stein
                                           ----------------------------
                                           Name: Ronald J. Stein
                                           Title: Trustee


                                        RONALD J. STEIN AND THOMAS M. FRANCK,
                                        TRUSTEES U/A/D 11-19-70 F/B/O ARDITH Y.
                                        BONDI

                                        By: /s/ Ronald J. Stein
                                           ---------------------------
                                           Name: Ronald J. Stein
                                           Title: Trustee


                                        JUDITH G. FRIEDLAENDER

                                        By: /s/ Judith G. Friedlaender
                                           --------------------------------
                                           Name: Judith G. Friedlaender
                                           Title:


                                        JUDITH G. FRIEDLAENDER CUSTODIAN FOR
                                        CATHERINE ANN FRIEDLAENDER

                                        By: /s/ Judith G. Friedlaender
                                           ------------------------------
                                           Name: Judith G. Friedlaender
                                           Title:


                                        ARDITH Y. BONDI

                                        By: /s/ Ardith Y. Bondi
                                           -----------------------------
                                           Name: Ardith Y. Bondi
                                           Title:


                                        REBECCA OSBORN

                                        By: /s/ Rebecca Osborn
                                           ---------------------------
                                           Name: Rebecca Osborn
                                           Title:


                                        WOLFGANG J. NEUMANN IRA ACCOUNT

                                        By: /s/ Wolfgang J. Neumann
                                           -----------------------------
                                           Name: Wolfgang J. Neumann
                                           Title: